Exhibit 10.13

Your Offer
_____________________
Hillary Smith
General Counsel
San Francisco

10/27/2016

Dear Hillary:

Square, Inc., a Delaware corporation (the “Company”), is pleased to offer you employment with the Company on the terms described below.

1.
Position. You will start in a full-time position as General Counsel and you will report to Jack Dorsey. By signing this letter, you confirm with the Company that you are under no contractual or other legal obligations that would prohibit or restrict you from performing your duties with the Company.

2.
Compensation. You will be paid an annual salary at the rate of USD 350,000.00, payable on the Company’s regular payroll dates. Your position is classified as exempt. The Company will provide you with a one-time hire-on bonus of USD 100,000.00, which will be included with your first paycheck, and an additional one-time hire-on bonus of USD 100,000.00, which will be included in your first paycheck following the one-year anniversary of your hire date, provided that you continue to be employed by the Company on such date. These payments will be made in accordance with the Company's standard payroll practice and may be subject to applicable withholding and payroll taxes. If you voluntarily terminate your employment with the Company within 12 months of your hire date, you'll be responsible for reimbursing all or part of the hire-on bonus, at the Company's sole discretion.

3.
RSUs. We will recommend to the Board of Directors of the Company or an authorized committee thereof (the “Committee”) that you be granted restricted stock units covering 600,000 shares of the Company’s Class A common stock (the “RSUs”). The vesting commencement date for the RSUs will be the 1st or the 16th day of the month immediately following your hire date (the “Vesting Commencement Date”). The RSUs will be subject to the terms and conditions applicable to restricted stock units granted under the Company’s 2015 Equity Incentive Plan (the “Plan”) and the applicable restricted stock unit agreement. 25% of the RSUs will vest on the one year anniversary of the Vesting Commencement Date and 1/16th of the RSUs will vest on quarterly vesting dates thereafter as long you remain in continuous service to the Company, as described in the applicable restricted stock unit agreement. The grant of such RSUs by the Company is subject to the approval of the Committee, and this promise to recommend such approval is not a promise of compensation and is not intended to create any obligation on the part of the Company. You should consult with your own tax advisor concerning the tax risks associated with accepting an RSU award pertaining to the Company’s Class A common stock.

4.
Confidential Information and Invention Assignment Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s enclosed standard Confidential Information and Invention Assignment Agreement (the “Confidentiality Agreement”).

5.
Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, without prior notice and with or without cause. Any contrary representations, which may have been made to you, are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Further, your participation in any equity or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s Chief Executive Officer.

6.
Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the written consent of the Company. In addition, while you render services to the Company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company. You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Company.

7.	Withholding Taxes. All forms of compensation referred to in this letter are subject to applicable withholding and payroll taxes.

8.
Authorization to Work. Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, at the time of joining, you must have authorization to work for the Company in the United States.

You should present documentation demonstrating that you have authorization to work for the Company in the United States on the first day of your new position, but no later than within three (3) days of starting your new position. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact our personnel office.

9.
Arbitration. You and the Company will submit to mandatory and exclusive binding arbitration of any controversy or claim arising out of, or relating to, this Agreement, the formation, breach, interpretation or enforceability of this Agreement, including the employment relationship between you and the Company or the termination of the employment relationship between you and the Company, provided, however, that the parties retain their rights to apply for provisional remedies pursuant to California Code of Civil Procedure §1281.8. Such arbitration will be governed by the Federal Arbitration Act and conducted through the American Arbitration Association in the State of California, San Francisco County, before a single neutral arbitrator, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in effect at that time. Except as otherwise required under applicable law, you and the Company expressly intend and agree that (1) class action procedures, and/or actions in any purported representative capacity on behalf others, will not be asserted, nor will they apply, in any arbitration pursuant to this Agreement; and (2) you and the Company each will not assert class action claims or purported representative claims against the other in arbitration or otherwise. The arbitration will provide for reasonable written discovery and depositions. The arbitrator will have the authority to grant you or the Company or both all remedies otherwise available by law. The arbitrator will issue a written decision that contains the essential findings and conclusions on which the decision is based. You will bear only those costs of arbitration you would otherwise bear had you brought a claim covered by this Agreement in court. Judgment upon the determination or award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

10.	Background Check. The Company may conduct an employment verification of criminal, education, and employment background. This offer can be rescinded based upon data received in the verification.

11.
Severance. You will be eligible to enter into a Change of Control and Severance Agreement (the “Severance Agreement”) applicable to you based on your senior position within the Company. The Severance Agreement will specify the severance payments and benefits you would be entitled to in connection with a change of control transaction and certain terminations of employment.

12.
Entire Agreement. This letter, along with the Confidentiality Agreement, the Plan, and any other agreements between you and the Company governing your Company equity award(s), collectively constitute the entire agreement between you and the Company regarding the subject matter contained herein, and they supersede and replace any prior understandings or agreements, whether oral, written or implied, between you and the Company regarding the matters described in this letter.

If you wish to accept this offer, please sign and date both the enclosed duplicate original of this letter and the enclosed Confidentiality Agreement and return them to me. As required, by law, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States. This offer, if not accepted, will expire at the close of business on 10/31/2016.

We look forward to having you join us!

Very truly yours,

Square, Inc.	Accepted and agreed:

By:	/s/ Hillary Smith
(Signature)

/s/ Jacqueline D. Reses	Hillary Smith
(Signature)	Name

Jacqueline D. Reses	10/27/2016
Name	Date

People and Capital Lead	12/5/2016
Title	Anticipated Start Date